Exhibit 99.1

FOR RELEASE	October 27, 2010	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2010 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2010 was $3.3 million, $.26 a share, compared to $.2 million, $.02 a share, in the third quarter of 2009. The improvement was due mainly to the sale of a 19-acre commercial real estate tract, which was the second of a two-phase sale of a site to be developed as a lifestyle medical center in Chenal Valley. Net cash provided by operating activities was $12.5 million for 2010’s third quarter, which compares to $6.7 million a year ago. For the first nine months of 2010, net income totaled $11.1 million, $.89 a share, compared to break-even results for the same period of 2009. Operating activities provided net cash of $26.5 million for the first nine months of 2010 compared to $12.2 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The outstanding performance of Deltic’s diverse asset base continued during the third quarter, despite the current difficult economic environment. While our sawmills were able to capitalize on the improved lumber market that existed for most of the first half of 2010, the value that we have created in our Chenal Valley real estate development was evidenced by a significant commercial acreage sale during the current quarter. This site is near the “Promenade at Chenal,” an upscale shopping center that is located at the strategic intersection of Chenal Parkway and Rahling Road, the core of the Chenal Valley development, and we believe its sale adds value to the remaining commercially zoned acreage surrounding this intersection. Site work for the medical center is underway and is already creating additional interest in adjacent acreage.”

The Woodlands segment earned $5 million in the third quarter, an increase of $.4 million when compared to earnings of $4.6 million for the same period of 2009. The Company’s pine sawtimber harvest in the current period was 159,487 tons, a 22,218-ton increase when compared to the 137,269 tons harvested in 2009’s third quarter. The average per-ton sales price for pine sawtimber increased four percent to $28 per ton for the current quarter versus $27 per ton for the same period of 2009. The Company harvested 74,573 tons of pine pulpwood in the third quarter of 2010 versus 79,914 tons for the same quarter a year ago. The average per-ton price for pine pulpwood was $8 in 2010’s current period, a 20 percent decrease when compared to the $10 per ton sales price in the third quarter of 2009. The per-ton sales price decrease was due to reduced demand for pine pulpwood from area papermills. This demand was influenced in part by increased pulpwood harvesting in the Company’s operating region due to favorable weather conditions. Oil and gas lease rental and net royalty income was $1.5 million for 2010’s third quarter versus $.9 million for the same period of 2009. The improvement was primarily due to an increase in the number of “Fayetteville Shale” gas wells in production compared to a year ago. The Company sold approximately 370 acres of recreational-use hardwood bottomland at an average sales price of $1,500 per acre in the third quarter of 2010 versus approximately 649 acres sold at an average sales price of $1,700 per acre for the same period of 2009.

The Mills segment reported an operating loss of $.3 million in 2010’s third quarter compared to operating income of $.1 million in the corresponding quarter of 2009. The decrease was mainly due to an increase in the cost of logs used to manufacture lumber combined with a slight decrease in the average sales price of lumber sold, partially offset by an increase in the lumber sales volume. The average lumber sales price was $259 per thousand board feet for the third quarter of 2010, which was a $2 decrease when compared to the third quarter of 2009’s sales price of $261 per thousand board feet. The lumber sales volume increased eight percent to 69.2 million board feet in 2010’s third quarter when compared to 64.1 million board feet during the same period of 2009, as the Company operated additional hours to match production with market demand. The wood products market is volatile by nature, causing Deltic to evaluate market conditions on an ongoing basis in an effort to balance production with demand.

The Company’s Real Estate segment earned $4 million in the third quarter of 2010 compared to a loss of $.8 million for the same period of 2009. During the third quarter of 2010,

Deltic sold 19 acres of commercial real estate for approximately $334,000 per acre, which compares to no sales of commercial acreage during the same period of 2009. There were three residential lot sales during the current quarter of 2010, which compares to four lots sold during 2009’s third quarter. The average residential per-lot sales price was $92,300, an increase of $29,300 when compared to the average sales price for the same period of 2009 of $63,000 per lot.

Corporate operating expense was $3.7 million for 2010’s third quarter compared to $3.4 million for the third quarter of 2009. Deltic’s equity in the earnings of Del-Tin Fiber was $1 million for the current quarter of 2010, which compares to $.6 million for the same quarter a year ago. The Company recorded income tax expense of $2 million in the current-year quarter compared to a benefit of $.2 million in 2009’s third quarter.

Pine sawtimber harvest levels for the nine months ended September 30, 2010 were 475,265 tons compared to 459,406 tons during the same period of 2009. The average pine sawtimber sales price of $27 per ton decreased $2 per ton from the prior-year period. The finished lumber average sales price increased $59 per thousand board feet, or 24 percent, from $246 per thousand board feet in 2009 to $305 per thousand board feet in 2010. Lumber sales volume increased 20.2 million board feet from 182.5 million board feet in 2009 to 202.7 million board feet in 2010. The Company sold 19 acres of commercial real estate at an average sales price of $334,000 per acre in 2010 versus no sales in 2009. Residential lot sales for the first nine months of 2010 totaled 13 lots at an average price of $96,000 per lot compared to nine lots sold at an average price of $58,000 per lot for the same period of 2009.

Capital expenditures were $2.7 million for the third quarter of 2010 and $8.8 million for the nine months ended September 30, 2010. For the corresponding period of 2009, capital expenditures totaled $3.5 million and $10.3 million, respectively.

Concerning the outlook for the fourth quarter and year of 2010, Mr. Dillon stated, “We currently project the pine sawtimber harvest to be 75,000 to 125,000 tons and 550,000 to 600,000 tons, for the fourth quarter and year, respectively, depending upon weather conditions in the fourth quarter. Finished lumber sales are estimated to be 50 to 70 million board feet for the fourth quarter and 250 to 270 million board feet for the year, depending upon lumber market conditions and log availability, as well as weather-related effects on both of these factors. Residential lot sales are forecast at 25 to 30 for the year of 2010. Deltic continues to receive interest in its commercial acreage in Chenal Valley, but the actual closing of any commercial sale is difficult to estimate because of the significant number of factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, construction activity, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 28, 2010, at 10:00 a.m. Central Time to discuss third quarter 2010 earnings. Interested parties may participate in the call by dialing 1-800-599-9816 and referencing participant passcode identification number 32197853. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, November 4, 2010, by dialing 1-888-286-8010 and referencing replay passcode identification number 92663698.

Summary financial data and operating statistics for the third quarter of 2010 and nine months ended September 30, 2010 with comparisons to 2009 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$9.9	5.0	8.9	4.6
Mills	23.1	(0.3)	21.6	0.1
Real Estate	8.5	4.0	2.3	(0.8)
Corporate	—	(3.7)	—	(3.4)
Eliminations	(4.5)	0.1	(3.8)	(0.1)

Total net sales/operating income	$37.0	5.1	29.0	0.4

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	Net Sales	Operating Income	Net Sales	Operating Income

Woodlands	$30.4	16.5	29.1	16.7
Mills	77.6	8.4	58.4	(5.4)
Real Estate	13.2	2.8	6.9	(2.2)
Corporate	—	(11.6)	—	(9.2)
Eliminations	(13.3)	(0.1)	(13.4)	0.8

Total net sales/operating income	$107.9	16.0	81.0	0.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$37,050	28,987	107,922	80,970

Costs and expenses
Cost of sales	24,181	21,754	69,281	60,408
Depreciation, amortization, and cost of fee timber harvested	3,794	3,179	10,213	9,871
General and administrative expenses	3,942	3,599	12,426	9,980

Total costs and expenses	31,917	28,532	91,920	80,259

Operating income	5,133	455	16,002	711

Equity in earnings of Del-Tin Fiber	978	522	3,669	2,157
Interest income	12	24	140	33
Interest and other debt expense	(847)	(890)	(2,669)	(2,718)
Interest capitalized	20	24	53	125
Other income/(expense)	(10)	(89)	42	41

Income before income taxes	5,286	46	17,237	349

Income taxes	(2,008)	157	(6,113)	(348)

Net income	$3,278	203	11,124	1

Earnings per common share
Basic	$0.26	0.02	0.89	—
Assuming dilution	$0.26	0.02	0.89	—

Dividends per common share paid	$0.075	0.075	0.225	0.225

Average common shares outstanding (thousands)
Basic	12,368	12,323	12,362	12,314
Assuming dilution	12,417	12,399	12,419	12,409

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sep. 30, 2010	Dec. 31, 2009

Assets
Current assets
Cash and cash equivalents	$7,122	4,783
Trade accounts receivable	5,444	4,888
Other receivables	71	86
Inventories	6,955	5,917
Prepaid expenses and other current assets	3,503	2,842

Total current assets	23,095	18,516

Investment in real estate held for development and sale	54,492	56,096
Investment in Del-Tin Fiber	8,654	9,104
Other investments and noncurrent receivables	1,982	4,882
Timber and timberlands - net	226,821	228,893
Property, plant, and equipment - net	32,391	33,886
Deferred charges and other assets	1,070	826

Total assets	$348,505	352,203

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$3,228	2,824
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	3,068	1,824
Income taxes payable	947	362
Deferred revenues and other accrued liabilities	12,992	6,981

Total current liabilities	21,346	13,102

Long-term debt	69,667	91,222
Deferred tax liabilities	4,381	5,448
Other noncurrent liabilities	27,617	26,132
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	78,281	78,290
Retained earnings	163,014	155,638
Treasury stock, 314,393 and 363,208 shares held, respectively	(10,867)	(12,548)
Accumulated other comprehensive loss	(5,062)	(5,209)

Total stockholders’ equity	225,494	216,299

Total liabilities and stockholders’ equity	$348,505	352,203

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2010	2009
Operating activities
Net income	$11,124	1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	10,213	9,871
Deferred income taxes	(1,299)	(670)
Real estate development capital expenditures	(1,189)	(596)
Real estate costs recovered upon sale	2,170	861
Timberland costs recovered upon sale	474	650
Equity in earnings of Del-Tin Fiber	(3,669)	(2,157)
Stock-based compensation expense	1,474	1,293
Net increase in liabilities for pension and other postretirement benefits	707	864
Net increase in deferred compensation for stock-based liabilities	(209)	(556)
Decrease in operating working capital other than cash and cash equivalents	5,566	3,431
Other - changes in assets and liabilities	1,124	(791)

Net cash provided by operating activities	26,486	12,201

Investing activities
Capital expenditures, excluding real estate development	(7,571)	(9,707)
Net change in purchased stumpage inventory	329	220
Advances to Del-Tin Fiber	(951)	(3,704)
Repayments from Del-Tin Fiber	5,070	3,955
Net change in funds held by trustee	2,644	2,774
Other - net	781	869

Net cash provided/(required) by investing activities	302	(5,593)

Financing activities
Proceeds from borrowings	12,800	8,500
Payments on notes payable and long-term debt	(34,356)	(7,555)
Treasury stock purchases	(26)	(1,112)
Common stock dividends paid	(2,812)	(2,800)
Proceeds from stock option exercises	164	833
Tax effect of stock-based compensation expense	57	19
Other - net	(276)	(285)

Net cash required by financing activities	(24,449)	(2,400)

Net increase in cash and cash equivalents	2,339	4,208
Cash and cash equivalents at January 1	4,783	2,413

Cash and cash equivalents at September 30	$7,122	6,621

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2010	2009	2010	2009
Capital expenditures
Woodlands	$1,261	2,780	3,595	7,524
Mills	998	664	3,406	2,058
Real Estate (includes development expenditures)	345	74	1,560	707
Corporate	79	8	200	50

Total capital expenditures	$2,683	3,526	8,761	10,339

Woodlands
Pine sawtimber harvested from fee lands - tons	159,487	137,269	475,265	459,406
Pine sawtimber price - per ton	$28	27	27	29

Timberland sales - acres	370	649	1,121	1,650
Timberland sales price - per acre	$1,500	1,700	1,800	1,800

Mills
Finished lumber sales - thousands of board feet	69,186	64,125	202,668	182,512
Finished lumber price - per thousand board feet	$259	261	305	246

Real Estate
Residential
Lots sold	3	4	13	9
Average sales price - per lot	$92,300	63,000	95,900	57,700

Commercial
Acres sold	19	—	19	—
Average sales price - per acre	$334,000	—	334,000	—